NEWS RELEASE for February 12, 2021

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2020

HILLSIDE, NEW JERSEY (February 12, 2021) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended December 31, 2020.

Revenue for the quarter ended December 31, 2020 was $14.3 million compared to $14.2 million for the quarter ended December 31, 2019, an increase of $0.1 million or 0.7%.  The Company had operating income for each of the quarters ended December 31, 2020 and 2019 of $1.2 million.

Revenues for the six-month period ended December 31, 2020 were $29.4 million compared to $25.6 million for the six-month period ended December 31, 2019, an increase of $3.8 million or 14.8%.  The Company had operating income for the six-month period ended December 31, 2020 of $2.8 million compared to operating income of $1.7 million for the six-month period ended December 31, 2019.

For the quarter ended December 31, 2020, the Company had net income of $1.2 million or $0.04 per share of common stock, compared with net income of $1.0 million or $0.03 per share of common stock for the quarter ended December 31, 2019.  The Company’s diluted net income per share of common stock for the quarters ended December 31, 2020 and 2019 were $0.04 and $0.03 per share of common stock, respectively.

For the six-month period ended December 31, 2020, the Company had net income of $2.3 million or $0.08 per share of common stock, compared with net income of $1.3 million or $0.04 per share of common stock for the quarter ended December 31, 2019.  The Company’s diluted net income per share of common stock for the quarters ended December 31, 2020 and 2019 were $0.07 and $0.04 per share of common stock, respectively.

“We are excited to report that our revenue increased by approximately 15% in the six-month period ended December 31, 2020 from the prior six-month period ended December 31, 2019 and that our revenue from our two significant customers in our Contract Manufacturing Segment remained consistent; representing approximately 92% of total revenue in each of the six-month periods ended December 31, 2020 and 2019,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

A summary of our financial results for the three and six months ended December 31, 2020 and 2019 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Total revenue	$14,257	$14,197	$29,429	$25,603
Cost of sales	12,083	12,171	24,882	22,178
Gross profit	930	2,026	4,547	3,425
Selling and administrative expenses	821	821	1,794	1,744
Operating income	1,244	1,205	2,753	1,681
Other expense, net (1)	(115)	(134)	(156)	(261)

Income before income taxes	1,029	1,071	2,597	1,420
Provision for income taxes	(95)	112	332	149
Net income	$1,224	$959	$2,265	$1,271

Net earnings per common share:
Basic	$0.04	$0.03	$0.08	$0.04
Diluted	$0.04	$0.03	$0.07	$0.04
Weighted average common shares outstanding:
Basic	29,658,661	29,565,943	29,652,302	29,565,943
Diluted	32,099,504	30,590,963	31,967,036	30,608,243

(1)  Includes interest expense of $79, $109, $155 and $233 and unrealized losses on investments, a non-cash item, of $44, $31, $73 and $55, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the market and related products and services, risks associate with the outbreak and continued spread of COVID-19, the Company’s ability to maintain the qualitative and quantitative continued trading qualifications of the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.